November 6, 2019
PDC Energy Announces 2019 Third Quarter Financial and Operating Results
DENVER, November 6, 2019: PDC Energy, Inc. ("PDC", "Company", “we” or “us”) (NASDAQ: PDCE) today reported its 2019 third quarter financial and operating results.
Third Quarter 2019 Highlights:

•
Net cash from operating activities of $234 million, adjusted cash flow from operations, a non-U.S. GAAP financial measure defined below, of approximately $202 million, and oil and gas capital investments of $164 million.

•	Approximately $39 million of free cash flow, a non-U.S. GAAP measure defined as net cash from operating activities, adjusted for changes in working capital, less oil and gas capital investments.

•	Total production of 12.7 million barrels of oil equivalent (“MMBoe”), or approximately 138,000 Boe per day, a 26 percent increase from the third quarter of 2018.

•	Lease operating expenses (“LOE”) of $2.87 per Boe, a 12 percent improvement from the third quarter of 2018.

•	Average Delaware Basin drilling, completion and facility costs of approximately $1,150 per lateral foot, a 37 percent improvement compared to average full-year 2018 costs of $1,835 per lateral foot.

•
In October, the Company’s borrowing base under its revolving credit facility was reaffirmed at $1.6 billion with an elected commitment level of $1.3 billion. Contingent upon closing the acquisition of SRC Energy, Inc. (“SRC”), the Company’s borrowing base has been approved at $2.1 billion with an elected commitment level of up to $1.9 billion.

CEO Commentary
President and Chief Executive Officer, Bart Brookman commented, “The third quarter marked a true inflection point for PDC as we delivered on our stated goal of generating free cash flow despite a challenging commodity price back drop. Additionally, we announced a transformative merger with SRC that we expect will deliver long-term value through enhanced scale, resilient assets, an incredibly strong balance sheet and the ability and

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commitment to generate sustainable free cash flow. For the remainder of 2019 and all of 2020, PDC is focused on the successful integration of SRC, generating meaningful levels of free cash flow, paying down debt and continuing to opportunistically return capital to shareholders.”
Operations Update
In the third quarter, the Company invested approximately $164 million while delivering production of 12.7 MMBoe, or approximately 138,000 Boe per day, an increase of 26 percent from the third quarter of 2018 and one percent from the second quarter of 2019. Oil production of 4.9 million barrels in the third quarter represents similar volumes as the second quarter of 2019 and an increase of 13 percent compared to the third quarter of 2018. Both total production and oil production volumes in the third quarter 2019 are in-line with internal expectations as modest Delaware Basin outperformance offset the negative impacts to Wattenberg volumes due to unplanned third-party midstream downtime in parts of September.
In Wattenberg, the Company invested approximately $123 million while reducing its rig count from three to two at the end of the quarter and utilizing one full-time completion crew to spud 26 wells and TIL 43 wells with average working interests of 94 percent. Average well costs for the quarter were between $100,000 and $200,000 below budget and reflect both drilling and completion efficiency gains realized year-to-date. The Company’s oil production mix for the quarter was negatively impacted from high line pressures as a result of the delayed processing capacity expansion from its primary third-party midstream provider. Fourth quarter volumes are expected to increase modestly due to the gradually improving basin-wide operating environment.
In the Delaware Basin, the Company invested approximately $41 million to spud and TIL four wells with average working interests of 96 percent. Well costs for the quarter averaged approximately $1,150 per lateral foot and represent total drilling, completion and facility costs between $200,000 and $800,000 below budget, depending on lateral length. The Company idled its completion crew in early-July and plans to run two drilling rigs through the remainder of 2019. Fourth quarter 2019 production volumes are expected to decrease five to ten percent from third quarter levels due to no additional TILs planned through year-end, as consistent with the Company’s guidance.
Stock Repurchase Program
Year-to-date, the Company has returned approximately $155 million of capital to shareholders through the repurchase of approximately 4.7 million shares of common stock outstanding via its previously announced $200 million stock repurchase program (the “Program”). Approximately $40 million was used to repurchase 1.2 million shares of common stock outstanding in the third quarter of 2019 with an additional $9 million used to repurchase approximately 340,000 shares in October 2019. The remaining repurchases under the Program are currently expected to be conducted in open markets, at the Company’s discretion and in compliance with safe harbor provisions. Contingent upon the closing of the SRC acquisition, which the Company anticipates to occur in early 2020, the Board of Directors approved an increase and extension to the Program to $525 million with a target

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completion date of December 31, 2021. The Company projects to generate a sufficient level of free cash flow from the fourth quarter of 2019 through year-end 2021 to fund the Program.
The Company is unable to present a reconciliation of forward-looking free cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. The Company believes that forward-looking estimates of free cash flow are important to investors because they assist in the analysis of the Company’s ability to generate cash from its operations in excess of capital investments in crude oil and natural gas properties.
Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased 17 percent to $307 million in the third quarter of 2019, compared to $372 million in the third quarter of 2018. The decrease in sales was due to a reduction in sales price per Boe, excluding net settlements on derivatives, of 34 percent to $24.18 in the third quarter of 2019 from $36.88 in the comparable 2018 period, partially offset by a 26 percent increase in production. The decrease in sales price per Boe was driven by 20 percent, 43 percent and 65 percent decreases in weighted-average oil, natural gas and NGLs sales prices, respectively, between periods. Including the impact of net settlements on derivatives, combined sales decreased five percent between periods to $309 million from $324 million.

The following table provides production and weighted-average sales price, by area, for the three and nine months ended September 30, 2019 and 2018, excluding net settlements on derivatives and transportation, gathering and processing expenses (“TGP”):

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	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Percent Change	2019	2018	Percent Change

Crude oil (MBbls)
Wattenberg Field	3,525	3,254	8.3%	10,777	9,076	18.7%
Delaware Basin	1,328	1,042	27.4%	3,500	2,918	19.9%
Utica Shale	—	—	*	—	46	*
Total	4,853	4,296	13.0%	14,277	12,040	18.6%

Weighted-average price	$52.70	$66.27	(20.5)%	$53.30	$63.43	(16.0)%

Natural gas (MMcf)
Wattenberg Field	22,945	16,808	36.5%	67,139	48,169	39.4%
Delaware Basin	6,328	4,957	27.7%	16,777	13,457	24.7%
Utica Shale	—	—	*	—	414	*
Total	29,273	21,765	34.5%	83,916	62,040	35.3%

Weighted-average price	$0.91	$1.60	(43.1)%	$1.31	$1.67	(21.6)%

NGLs (MBbls)
Wattenberg Field	2,178	1,643	32.6%	6,086	4,616	31.8%
Delaware Basin	805	534	50.7%	2,005	1,360	47.4%
Utica Shale	—	—	*	—	34	*
Total	2,983	2,177	37.0%	8,091	6,010	34.6%

Weighted-average price	$8.43	$24.35	(65.4)%	$11.92	$22.71	(47.5)%

Crude oil equivalent (MBoe)
Wattenberg Field	9,527	7,698	23.8%	28,053	21,721	29.2%
Delaware Basin	3,187	2,402	32.7%	8,301	6,520	27.3%
Utica Shale	—	—	*	—	149	*
Total	12,714	10,100	25.9%	36,354	28,390	28.1%

Weighted-average price	$24.18	$36.88	(34.4)%	$26.61	$35.35	(24.7)%

Production costs for the third quarter of 2019, which include LOE, production taxes and TGP, were $61 million, or $4.77 per Boe, compared to $66 million, or $6.55 per Boe, for the comparable 2018 period. The 27 percent decrease in production costs per Boe between periods is primarily attributable to a 57 percent decrease in production taxes per Boe and a 12 percent decrease in LOE per Boe. Wattenberg LOE per Boe in the third quarter of 2019 was $2.51 compared to $3.01 in the third quarter of 2018. Delaware Basin LOE decreased between periods to $3.94 from $4.09 per Boe. The decreases were primarily attributable to optimized field and contract labor expenses that more closely align with the Company’s current development plan.

The following table provides the components of production costs for the three and nine months ended September 30, 2019 and 2018:

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Lease operating expenses	$36.5	$33.0	$106.0	$94.9
Production taxes	13.0	24.0	57.8	66.8
Transportation, gathering and processing expenses	11.0	9.2	34.6	25.5
Total	$60.5	$66.2	$198.4	$187.2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Lease operating expenses per Boe	$2.87	$3.27	$2.92	$3.34
Production taxes per Boe	1.03	2.37	1.59	2.35
Transportation, gathering and processing expenses per Boe	0.87	0.91	0.95	0.90
Total per Boe	$4.77	$6.55	$5.46	$6.59

Financial Results

Net income for the third quarter of 2019 was $16 million, or $0.25 per diluted share, compared to net loss of $3 million, or $0.05 per diluted share, for the comparable 2018 period. The primary difference between periods is a result of an approximate $150 million difference in gain (loss) on commodity derivatives. Adjusted net loss for the third quarter, a non-GAAP financial measure defined below, was $24.5 million, or $0.39 per diluted share in 2019 compared to adjusted net income of $32 million, or $0.48 per diluted share in 2018. The year-over-year difference was primarily attributable to a $44 million loss on sale of properties realized in the third quarter of 2019.

Net cash from operating activities was $234 million in the third quarter of 2019, compared to $197 million in the comparable 2018 period. The increase was primarily driven by changes in working capital between periods. Adjusted cash flows from operations, a non-GAAP financial measure defined below, was $202 million in the third quarter of 2019, compared to $201 million in the comparable 2018 period.

General and administrative expense (“G&A”) was $41 million, or $3.23 per Boe, for the third quarter of 2019 compared to $48 million, or $4.78 per Boe in the comparable 2018 period. Third quarter 2019 expenses included approximately $5 million in legal-related costs primarily associated with the SRC acquisition. Excluding these costs would have resulted in G&A of approximately $36 million, or $2.81 per Boe for the third quarter of 2019. The Company projects its fourth quarter 2019 G&A to be between $2.60 and $2.80 per Boe, excluding additional merger-related expenses expected in the fourth quarter.

2019 Capital Investment Outlook and Financial Guidance
The following table summarizes the Company’s current 2019 financial guidance:

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	Low	High
Production (MMBoe)	48.0	50.0
Capital Investment in Crude Oil and Natural Gas Properties (millions)	$810	$840

Operating Expenses
Lease operating expense ($/Boe)	$2.85	$3.00
Transportation, gathering and processing expenses ($/Boe)	$0.90	$1.00
Production taxes (% of Crude oil, natural gas & NGL sales)	6%	7%
General and administrative expense ($/Boe)	$3.00	$3.20
Estimated Price Realizations (% of NYMEX) (excludes TGP)
Crude oil	90%	95%
Natural gas	40%	45%
NGLs	20%	25%

The Company projects to generate free cash flow between $110 and $150 million in the fourth quarter as it expects a material reduction in capital investments compared to the third quarter, driven primarily by reduced Wattenberg completion activity. Additionally, the Company projects its fourth quarter production volumes to be relatively flat, as it expects Wattenberg sequential growth to offset the aforementioned Delaware declines.
The Company expects its 2019 capital investments to be at, or near the bottom end of the $810 to $840 million range. Full-year 2019 G&A, excluding second half merger-related expenses, is expected at the mid-point of the $3.00 - $3.20 per Boe range.
Reconciliation of Non-U.S. GAAP Financial Measures

We use "adjusted cash flows from operations”, “free cash flow”, "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

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Adjusted cash flows from operations and free cash flow.  We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe free cash flow provides additional information that may be useful in an analysis of our ability to generate cash to fund exploration and development activities and to return capital to stockholders.

Adjusted net income (loss).  We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX.  We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is a not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, acquisitions and to service our debt obligations.

Beginning in the third quarter of 2019, we included a reconciling item for gains or losses on the sale of properties and equipment when calculating adjusted EBITDAX, thereby no longer including such gains or losses in our reported adjusted EBITDAX. We believe this methodology for calculating adjusted EBITDAX will enable greater comparability to our peers, as well as consistent treatment of adjustments for impairment and gains or losses on the sale of properties and equipment. For comparability, all prior periods presented have been conformed to the aforementioned methodology.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data):

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Adjusted Cash Flows from Operations and Free Cash Flow (Deficit)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted cash flows from operations and free cash flow (deficit):
Net cash from operating activities	$233.5	$197.0	$675.7	$577.8
Changes in assets and liabilities	(31.1)	4.1	(73.8)	(2.5)
Adjusted cash flows from operations	202.4	201.1	601.9	575.3
Capital expenditures for development of crude oil and natural gas properties	(237.8)	(252.9)	(780.6)	(685.5)
Change in accounts payable related to capital expenditures	74.2	(19.1)	57.7	(91.4)
Free cash flow (deficit)	$38.8	$(70.9)	$(121.0)	$(201.6)

Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted net income (loss):
Net income (loss)	$15.9	$(3.4)	$(35.7)	$(176.8)
(Gain) loss on commodity derivative instruments	(54.9)	94.4	87.9	257.8
Net settlements on commodity derivative instruments	1.8	(48.1)	(19.8)	(90.5)
Tax effect of above adjustments	12.7	(11.1)	(16.3)	(40.1)
Adjusted net income (loss)	$(24.5)	$31.8	$16.1	$(49.6)

Earnings per share, diluted	$0.25	$(0.05)	$(0.55)	$(2.68)
(Gain) loss on commodity derivative instruments	(0.87)	1.43	1.35	3.91
Net settlements on commodity derivative instruments	0.03	(0.73)	(0.30)	(1.37)
Tax effect of above adjustments	0.20	(0.17)	(0.25)	(0.61)
Adjusted earnings per share, diluted	$(0.39)	$0.48	$0.25	$(0.75)

Adjusted EBITDAX
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$15.9	$(3.4)	$(35.7)	$(176.8)
(Gain) loss on commodity derivative instruments	(54.9)	94.4	87.9	257.8
Net settlements on commodity derivative instruments	1.8	(48.1)	(19.8)	(90.5)
Non-cash stock-based compensation	5.9	5.6	18.1	16.4
Interest expense, net	17.8	17.4	53.7	52.2
Income tax expense (benefit)	10.7	(3.9)	(4.2)	(53.8)
Impairment of properties and equipment	0.2	1.5	37.0	194.2
Exploration, geologic and geophysical expense	0.2	1.0	3.5	4.6
Depreciation, depletion and amortization	171.8	147.5	491.8	410.0
Accretion of asset retirement obligations	1.4	1.2	4.5	3.8
Loss on sale of properties and equipment	43.9	2.1	9.6	3.2
Adjusted EBITDAX	$214.7	$215.3	$646.4	$621.1

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$233.5	$197.0	$675.7	$577.8
Interest expense, net	17.8	17.4	53.7	52.2
Amortization of debt discount and issuance costs	(3.4)	(3.1)	(10.1)	(9.5)
Exploration, geologic and geophysical expense	0.2	1.0	3.5	4.6
Other	(2.3)	(1.1)	(2.6)	(1.5)
Changes in assets and liabilities	(31.1)	4.1	(73.8)	(2.5)
Adjusted EBITDAX	$214.7	$215.3	$646.4	$621.1

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Crude oil, natural gas and NGLs sales	$307,409	$372,439	$967,464	$1,003,597
Commodity price risk management gain (loss), net	54,867	(94,394)	(87,858)	(257,760)
Other income	3,667	2,672	11,495	8,011
Total revenues	365,943	280,717	891,101	753,848
Costs, expenses and other
Lease operating expenses	36,498	33,046	106,047	94,942
Production taxes	13,039	23,984	57,849	66,757
Transportation, gathering and processing expenses	10,999	9,234	34,631	25,511
Exploration, geologic and geophysical expense	209	1,032	3,492	4,553
Impairment of properties and equipment	167	1,488	37,021	194,230
General and administrative expense	41,091	48,240	123,497	121,183
Depreciation, depletion and amortization	171,839	147,540	491,784	409,952
Accretion of asset retirement obligations	1,356	1,200	4,503	3,773
Loss on sale of properties and equipment	43,872	2,118	9,599	3,199
Other expenses	2,492	2,711	8,882	8,187
Total costs, expenses and other	321,562	270,593	877,305	932,287
Income (loss) from operations	44,381	10,124	13,796	(178,439)
Interest expense	(17,859)	(17,622)	(53,742)	(52,561)
Interest income	48	188	63	405
Income (loss) before income taxes	26,570	(7,310)	(39,883)	(230,595)
Income tax (expense) benefit	(10,662)	3,876	4,163	53,765
Net income (loss)	$15,908	$(3,434)	$(35,720)	$(176,830)

Earnings per share:
Basic	$0.25	$(0.05)	$(0.55)	$(2.68)
Diluted	$0.25	$(0.05)	$(0.55)	$(2.68)

Weighted-average common shares outstanding:
Basic	62,547	66,073	64,835	66,032
Diluted	62,595	66,073	64,835	66,032

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$4,567	$1,398
Accounts receivable, net	253,077	181,434
Fair value of derivatives	75,830	84,492
Prepaid expenses and other current assets	7,938	7,136
Total current assets	341,412	274,460
Properties and equipment, net	4,165,156	4,002,862
Assets held-for-sale, net	—	140,705
Fair value of derivatives	33,185	93,722
Other assets	43,851	32,396
Total Assets	$4,583,604	$4,544,145

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$147,893	$181,864
Production tax liability	71,569	60,719
Fair value of derivatives	2,953	3,364
Funds held for distribution	88,047	105,784
Accrued interest payable	16,280	14,150
Other accrued expenses	81,049	75,133
Total current liabilities	407,791	441,014
Long-term debt	1,267,471	1,194,876
Deferred income taxes	193,707	198,096
Asset retirement obligations	86,182	85,312
Liabilities held-for-sale	—	4,111
Fair value of derivatives	661	1,364
Other liabilities	268,037	92,664
Total liabilities	2,223,849	2,017,437

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 62,087,818 and 66,148,609 issued as of September 30, 2019 and December 31, 2018, respectively	621	661
Additional paid-in capital	2,390,658	2,519,423
Retained earnings (deficit)	(26,993)	8,727
Treasury shares - at cost, 139,415 and 45,220 as of September 30, 2019 and December 31, 2018, respectively	(4,531)	(2,103)
Total stockholders' equity	2,359,755	2,526,708
Total Liabilities and Stockholders' Equity	$4,583,604	$4,544,145

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$15,908	$(3,434)	$(35,720)	$(176,830)
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(53,022)	46,298	68,058	167,218
Depreciation, depletion and amortization	171,839	147,540	491,784	409,952
Impairment of properties and equipment	167	1,488	37,021	194,230
Accretion of asset retirement obligations	1,356	1,200	4,503	3,773
Non-cash stock-based compensation	5,866	5,578	18,124	16,357
Loss on sale of properties and equipment	43,872	2,118	9,599	3,199
Amortization of debt discount and issuance costs	3,408	3,082	10,139	9,454
Deferred income taxes	10,586	(2,848)	(4,389)	(53,029)
Other	2,366	51	2,761	1,025
Changes in assets and liabilities	31,143	(4,096)	73,845	2,485
Net cash from operating activities	233,489	196,977	675,725	577,834
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(237,790)	(252,914)	(780,581)	(685,549)
Capital expenditures for other properties and equipment	(5,069)	(1,289)	(15,522)	(3,739)
Acquisition of crude oil and natural gas properties	(8,299)	(520)	(12,445)	(181,572)
Proceeds from sale of properties and equipment	374	661	1,528	2,443
Proceeds from divestitures	2,616	4,470	202,046	43,493
Restricted cash	—	—	8,001	1,249
Net cash from investing activities	(248,168)	(249,592)	(596,973)	(823,675)
Cash flows from financing activities:
Proceeds from revolving credit facility	410,000	396,000	1,300,000	629,000
Repayment of revolving credit facility	(343,000)	(343,000)	(1,235,500)	(554,000)
Payment of debt issuance costs	(17)	(26)	(53)	(4,086)
Purchase of treasury shares	(48,552)	—	(142,665)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(157)	(206)	(3,874)	(4,700)
Principal payments under financing lease obligations	(504)	(209)	(1,492)	(873)
Other	2	—	—	(55)
Net cash from financing activities	17,772	52,559	(83,584)	65,286
Net change in cash, cash equivalents and restricted cash	3,093	(56)	(4,832)	(180,555)
Cash, cash equivalents and restricted cash, beginning of period	1,474	9,426	9,399	189,925
Cash, cash equivalents and restricted cash, end of period	$4,567	$9,370	$4,567	$9,370

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2019 Third Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Chief Operating Officer, for a conference call on Thursday, November 7, 2019, to discuss its 2019 third quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, November 7, 2019, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 6783219

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 6783219

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to attend the Bank of America Merrill Lynch Global Energy Conference in Miami on Wednesday, November 13. Presentation materials will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Delaware Basin in Texas. Its operations are focused on the horizontal Niobrara and Codell plays in the Wattenberg Field and the Wolfcamp zones in the Delaware Basin.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All

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statements other than statements of historical fact included in and incorporated by reference into this report are "forward-looking statements." Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, the pending acquisition of SRC Energy, Inc. ("SRC") and the effects thereof; the expected timing of the acquisition of SRC; statements regarding future: production, costs and cash flows; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; our stock repurchase program, which may be modified or discontinued at any time; potential additional payments from the sale of our midstream assets; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; impacts of certain accounting and tax changes; timing and adequacy of infrastructure projects of our midstream providers and the related impact on our midstream capacity and related curtailments; fractionation capacity; impacts of Colorado political matters and expected timing of rulemakings; ability to meet our volume commitments to midstream providers; ability to obtain permits from the Colorado Oil and Gas Conservation Commission in a timely manner; ongoing compliance with our consent decree and expected timing of certain litigation; and reclassification of the Denver Metro/North Front Range NAA ozone classification to serious.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this report or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in global production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

•	volatility of commodity prices for crude oil, natural gas and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

•	volatility and widening of differentials;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	impact of recent regulatory developments in Colorado with respect to additional permit scrutiny

•	declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

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•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	difficulties in integrating our operations as a result of any significant acquisitions, including the acquisition of SRC or acreage exchanges;

•	increases or changes in costs and expenses;

•	limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

•	potential losses of acreage due to lease expirations or otherwise;

•	increases or changes in costs and expenses;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivative activities;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

•	impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

•	cost of pending or future litigation, including litigation related to the acquisition of SRC;

•	effect that acquisitions we may pursue have on our capital requirements;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission ("SEC") on February 28, 2019, and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find it
This document does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication references a proposed business combination between PDC and SRC Energy Inc. (“SRC”). In connection with the proposed transaction, PDC has filed with the Securities and Exchange

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Commission (the “SEC”) a registration statement on Form S-4, as amended, that includes a preliminary joint proxy statement of PDC and SRC that also constitutes a preliminary prospectus of PDC. The information in the preliminary joint proxy statement/prospectus is not complete and may be changed. Each of PDC and SRC also plans to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Each of SRC and PDC will send the definitive joint proxy statement/prospectus, when available, to its respective security holders seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PDC AND SRC ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THOSE MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PDC, SRC AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about PDC and SRC, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PDC will be available free of charge on PDC’s website at http://investor.pdce.com/sec-filings or by contacting PDC’s Senior Director of Investor Relations by email at michael.edwards@pdce.com, or by phone at 303-860-5820. Copies of the documents filed with the SEC by SRC will be available free of charge on SRC’s website at https://ir.srcenergy.com/investor-relations or by contacting SRC’s Investor Relations Manager by email at jrichardson@srcenergy.com, or by phone at 720-616-4308.
Certain Information Concerning Participants
PDC, SRC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed SRC transaction. Information about the directors and executive officers of PDC is set forth in PDC’s proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 17, 2019. Information about the directors and executive officers of SRC is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on March 28, 2019. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when such materials become available. Investors should read the definitive joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from PDC or SRC using the contact information indicated above.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations

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303-318-6150
kyle.sourk@pdce.com

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